Exhibit 99.1

pressrelease

Media Relations	Investor Relations
Mike Jacobsen	Steve Virostek
+1-330-490-3796	+1-330-490-6319
michael.jacobsen@dieboldnixdorf.com	steve.virostek@dieboldnixdorf.com

FOR IMMEDIATE RELEASE:

Feb. 21, 2018

DIEBOLD NIXDORF NAMES GERRARD SCHMID AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Schmid brings more than 20 years of global fintech leadership experience; photo available at http://dbdnx.co/schmid

NORTH CANTON, Ohio – Diebold Nixdorf (NYSE: DBD) today announced that Gerrard Schmid will join the company as its president and chief executive officer, effective immediately. He also will join the Diebold Nixdorf Board of Directors.

Schmid, 49, is a seasoned corporate executive with previous public-company CEO experience and a track record of delivering value in a transforming environment. His more than 20 years of leadership in banking, payments, and financial technology will help Diebold Nixdorf accelerate its evolution as the global market leader in connected commerce.

As CEO, Schmid led the transformation of D+H Corp., a $1.7 billion leading global fintech company that was publicly traded on the Toronto Stock Exchange (TSX:DH) prior to being merged with Misys. Under his leadership, the company evolved from a Canadian leader in payments to a global leader in real-time payments and lending software.

“Gerrard is an established, world-class leader with the right experience to enhance our customer relationships, lead a cohesive world-class team and sharpen our focus on unlocking growth opportunities across the company,” said Gary G. Greenfield, Diebold Nixdorf non-executive chairman of the board. “He understands both the needs of customers, as well as the extent to which technology is evolving the consumer experience in banking and retail.”

Prior to his time at D+H, Schmid managed a $3 billion retail banking business at Lloyds TSB in the United Kingdom. Schmid was also executive vice president and chief operating officer for retail banking at CIBC, one of the “Big Five” Canadian banks.

“I am honored and excited to join the global team at Diebold Nixdorf at this important juncture,” Schmid said. “The company’s rich history, global leadership position and broad customer base, provide fertile ground to drive opportunities in the financial and retail industries. I will look to leverage these advantages to improve financial performance, deliver value for customers and shareholders and create opportunities for our employees.”

Originally from South Africa, Schmid earned a Bachelor of Science in Aeronautical Engineering from the University of the Witwatersrand in Johannesburg and a Master of Applied Science in Aerospace Engineering from the University of Toronto.

In conjunction with his appointment, the board granted Schmid options, performance share units and restricted stock units as a material inducement to his hiring. Pursuant to the terms award, Mr. Schmid received (i) 192,049 options with an exercise price of $15.35 per share and which will vest in three equal installments on the first, second, and third anniversary of the grant date; (ii) 155,636 performance share units, which will be earned, if at all, based on the target level of achievement of established performance metrics during the three-year performance period from the grant date; and (iii) 108,945 restricted stock units, which will vest in three equal installments on the first, second, and third anniversaries of the grant date.

This award was unanimously approved by our independent directors and was made outside of the terms of the Diebold Nixdorf, Incorporated 2017 Equity and Performance Incentive Plan, in reliance on the exemption under the NYSE Listed Company Manual Rule 303A.08. The company is issuing this press release in compliance with that rule.

About Diebold Nixdorf

Diebold Nixdorf, Incorporated (NYSE: DBD) is a world leader in enabling connected commerce for millions of consumers each day across the financial and retail industries. Its software-defined solutions bridge the physical and digital worlds of cash and consumer transactions conveniently, securely and efficiently. As an innovation partner for nearly all of the world’s top 100 financial institutions and a majority of the top 25 global retailers, Diebold Nixdorf delivers unparalleled services and technology that are essential to evolve in an ‘always on’ and changing consumer landscape.

Diebold Nixdorf has a presence in more than 130 countries with approximately 23,000 employees worldwide. The organization maintains corporate offices in North Canton, Ohio, USA and Paderborn, Germany. Visit www.DieboldNixdorf.com for more information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated adjusted revenue growth, adjusted internal revenue growth, adjusted diluted earnings per share, and adjusted earnings per share growth. Statements can generally be identified as forward looking because they include words such as “believes”, “anticipates”, “expects”, “could”, “should” or words of similar meaning. Statements that describe the company’s future plans, objectives or goals are also forward looking statements. Forward looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that may affect the company’s results include, among others: the ultimate impact of the domination and profit and loss transfer agreement with Diebold Nixdorf AG (“DPLTA”) and the outcome of the appraisal proceedings initiated in connection with the implementation of the DPLTA; the ultimate outcome and results of integrating the operations of the company and Diebold Nixdorf AG; the ultimate outcome of the company’s pricing, operating and tax strategies applied to Diebold Nixdorf AG and the ultimate ability to realize synergies; the company’s ability to successfully operate its strategic alliances in China with the Inspur Group and Aisino Corp.; the impact of market and economic conditions on the financial services industry; the capacity of the company’s technology to keep pace with a rapidly evolving marketplace; pricing and other actions by competitors; the effect of legislative and regulatory actions in the United States and internationally; the company’s ability to comply with government regulations; the impact of a security breach or operational failure on the company’s business; the company’s ability to successfully integrate acquisitions into its operations; the impact of the company’s strategic initiatives; and other factors included in the company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2016 and in other documents that the company files with the SEC. You should consider these factors carefully in evaluating forward looking statements and are cautioned not to place undue reliance on such statements. The company assumes no obligation to update any forward looking statements, which speak only as of the date of this press release.

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